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                                                                   EXHIBIT 10.29


August 14, 1996

Thomas J.  Paulson
76 Middlebeach Road West
Madison, CT 06443

Dear Tom:

Let me express how enthusiastic we are about the possibility of you joining the Avigen team as Vice President, Finance and Chief Financial Officer, beginning on August 16, 1996. This letter confirms the terms of our offer.

1.   Your annual salary will be $160,000, payable twice monthly.

2. You will be enrolled in the Company's prepaid group health, dental and disability plans.

3.   You will have the option of enrolling in the Company's 401(k) program.

4.   You will have three weeks of paid vacation per year.

5. Pending approval of Avigen's Board of Directors, we plan to offer you options on 100,000 shares of common stock of Avigen at the price applicable at the time of the option grant, as determined by the Board.

6. Avigen will pay your relocation expenses in moving from Connecticut to the Bay Area.

7. You will sign Avigen's Proprietary Information and Invention Agreement for Employees.

8. You will agree to follow Avigen's company policy that employees must not disclose any information regarding salary, bonuses, or stock allocation to other employees, either directly or indirectly.

Regarding item 6 above, please give me an estimate of your anticipated relocation expenses.

There are two copies of this letter enclosed. If all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me in the envelope marked Confidential, saving the other copy for yourself.

We look forward to the prospect of working with you in our exciting company.

Sincerely,





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/s/ John Monahan
John Monahan, Ph.D.
President and CEO

Enclosure

cc:  Glenn Bauer

I have read, understand and hereby accept the foregoing terms and conditions of employment.

NAME: /s/ Thomas J. Paulson              DATE:  8/14/96
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